POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, Frank Funds, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is a trustee of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints DONALD S. MENDELSOHN and JOANN M. STRASSER his attorneys for his and in his name, place and stead, and in his office and capacity in the Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 22st day of November, 2019.

Jeffry Brown
Trustee

STATE OF New York)
) ss:
COUNTY OF Nassau)

Before me, a Notary Public, in and for said county and state, personally appeared Jeffry Brown, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that she executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 22ND day of November, 2019.

Notary Public

ROSS O ANDRUS
Notary Public – State of New York
NO. 01AN6293591
Qualified in Nassau County
My Commission Expires Dec 16, 2021

My commission expires: 12/16/2021